      As filed with the Securities and Exchange Commission on June 18, 2001

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   ----------

                                    FORM S-8
 (including registration of shares for resale by means of a Form S-3 Prospectus)
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                     INTERDIGITAL COMMUNICATIONS CORPORATION
               (Exact Name of Registrant as Specified in Charter)

           PENNSYLVANIA                                   23-1882087
   (State or Other Jurisdiction                        (I.R.S. Employer
 of Incorporation or Organization)                  Identification Number)

                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406
                                 (610) 878-7800
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                           1999 RESTRICTED STOCK PLAN

                            (Full title of the plan)

                       William J. Merritt, General Counsel
                     InterDigital Communications Corporation
                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406
                     (Name and address of agent for service)

                                 (610) 878-7800
          (Telephone number, including area code, of agent for service)

                                             CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                     Proposed Maximum       Proposed Maximum
     Title of Shares to be         Amount to be     Offering Price Per     Aggregate Offering         Amount of
         Registered(1)            Registered (2)        Share (3)              Price (3)          Registration Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)       3,154,624            $13.525             $42,666,290               $10,667
---------------------------------------------------------------------------------------------------------------------
                                      345,376            $13.525             $ 4,671,210               $ 1,168
=====================================================================================================================
             Total                  3,500,000                                $47,337,500               $11,835
=====================================================================================================================

(1) This registration statement registers the issuance of 3,154,624 shares of Common Stock, par value $.01 per share (the "Common Stock"), which are available for issuance, or hereafter may become available for issuance, pursuant to the Company's 1999 Restricted Stock Plan (the "Restricted Stock Plan"), including certain rights to acquire shares of Common Stock pursuant to restricted stock units which have been granted or may hereafter be granted pursuant to the Restricted Stock Plan. This registration statement also registers the resale of 345,376 shares of Common Stock previously issued pursuant to the Restricted Stock Plan. In addition, this registration statement registers an indeterminate number of rights (the "Rights") to purchase Series B Junior Participating Preferred Stock pursuant to the terms of a certain Rights Agreement between the Company and the American Stock Transfer and Trust Company, as Rights Agent, as amended.

(2) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Restricted Stock Plan for any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the registrant. No separate consideration will be received for the Rights, which initially will trade together with the Common Stock.

(3) Estimated solely for the purposes of calculating the registration fee on the basis of, in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices reported on June 15, 2001, as reported on the Nasdaq National Market.

                               REOFFER PROSPECTUS

                     INTERDIGITAL COMMUNICATIONS CORPORATION
                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406

                                 345,376 Shares

                                  COMMON STOCK
                          (Par Value - $.01 Per Share)

                     ---------------------------------------

         This prospectus relates to 345,376 shares (the "Shares") of the common stock of InterDigital Communications Corporation (collectively, with its subsidiaries, referred to as the "Company" "we" "us" and "our"), which may be offered and resold from time to time by the individuals identified on page 13 of this prospectus for their own accounts (the "Selling Shareholders"). It is anticipated that the Selling Shareholders will offer the Shares for sale at prevailing prices on the Nasdaq National Market on the date of sale. We will receive no part of the proceeds from sales made under this prospectus. The Selling Shareholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Shareholders will be borne by us.

         Each Selling Shareholder and any broker executing selling orders on behalf of them may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, (the Securities Act") in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         Our common stock is traded on the Nasdaq National Market under the symbol "IDCC" (the "Common Stock"). On June 15, 2001, the last reported sale price of our Common Stock as reported by The Nasdaq Stock Market was $13.13 per share. The Shares offered by the Selling Shareholders hereby will be sold at market prices on the Nasdaq National Market or in private sales at prevailing market prices or negotiated prices. See "Plan of Distribution."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      -------------------------------------

                  The date of this Prospectus is June 15, 2001

                                TABLE OF CONTENTS



AVAILABLE INFORMATION.......................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................3
THE COMPANY.................................................................4
RISK FACTORS................................................................4
SELLING SHAREHOLDERS.......................................................12
PLAN OF DISTRIBUTION.......................................................15
LEGAL MATTERS..............................................................16
EXPERTS....................................................................16
INDEMNIFICATION AND SEC'S POSITION ON ENFORCEABILITY.......................16

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"). In accordance with the Exchange Act, we file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

         You can inspect and copy the reports, proxy statements, and other information that we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material by mail at prescribed rates from the SEC's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access such material at the SEC's home page on the Internet at http://www.sec.gov.

         Our Common Stock is traded as "National Market Securities" on the Nasdaq National Market. Materials that we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Prior to April 26, 2000, our Common Stock was listed on the American Stock Exchange. Thus, certain reports, proxy statements and other information concerning the Company previously filed may also be inspected at the offices of the American Stock Exchange, Inc., 9801 Washingtonian Blvd., Gaithersburg, Maryland 20878.

         In addition, we will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, the Annual Report for the Company's latest fiscal year and a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. Such requests should be directed to InterDigital Communications Corporation, 781 Third Avenue King of Prussia, Pennsylvania 19406, Attention:
General Counsel; telephone number (610) 878-7800.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

         (a) Our Annual Report on Form 10-K for the year ended December 31,
2000;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

         (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the SEC on April 25, 2000, together with Amendment No. 1 on Form 8-A/A filed with the SEC on May 2, 2000, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock.

                                   THE COMPANY

         We specialize in the design and development of technology content and system solutions for advanced digital wireless communications applications. Over the course of our nearly thirty-year history, we have amassed a substantial and significant library of systems experience, know-how and patents related to digital wireless technology around the world.

         We market our technologies and solutions capabilities primarily to telecommunications equipment producers and related suppliers. Our inventions are embedded into products targeted for the following applications: mobile phones, personal digital assistants, mobile computing devices, base stations and other infrastructure equipment, and other terminal-end wireless devices. In addition, we license our Time Division Multiple Access (TDMA) and Code Division Multiple Access (CDMA) patents, technology and know-how to third parties. We are continuing to broaden and deepen our extensive body of technical know-how and broad patent portfolio related to wireless technologies and systems through continuous invention and innovation.

         We intend to position the Company as a leader in the evolving market for advanced wireless products, or the third generation (3G) marketplace, as an end-to-end technology enabler offering a broad portfolio of standards-compliant products, including core technology, software solutions, systems expertise and finished Application Specific Integrated Circuits (ASICs) based on these and other technologies. To achieve this objective we are focusing our strategy in three areas. First, we intend to capitalize on the value of our intellectual property through patent licensing, technology and know-how transfer and specialized engineering services. Second, we plan to bring to market, with partners or on our own, 3G products, including system-on-chip ASICs, to enable the delivery of high quality voice and high-data rate services in mobile and portable terminals and base stations. Third, we intend to dedicate a portion of our engineering resources to incubate extensions of our current technology, examine derivative products and evaluate new derivative technologies by executing this strategy.

                                  RISK FACTORS

         This section highlights specific risks with respect to an investment in our Company. Investing in our Common Stock involves risks. We caution you that this Prospectus, as well as the documents that we have filed with the SEC that are incorporated by reference in this Prospectus, contain forward-looking statements that are based on management's beliefs and assumptions and on information that is currently available to us. You should carefully consider the risks and uncertainties described below and in the documents filed with the SEC that are incorporated herein by reference before purchasing the Common Stock.

         Forward-looking statements relied upon by management reflect, among other things, our current intentions and plans or expectations (i) to position ourself in the marketplace as an end-to-end "technology enabler" offering a broad portfolio of products, (ii) to capitalize on the value of our intellectual property through patent licensing, technology and know-how transfer, and specialized engineering services, (iii) to bring to market, with partners or on our own, 3G products to enable the delivery of high quality voice and high-data rate services in mobile terminals and base stations, and (iv) to dedicate a portion of our engineering resources to incubate extensions of our current technology, derivative products and new technologies. Words such as "strategy", "intend" and "plan", variations of such words, and words with similar meaning or connotations are intended to identify such forward-looking statements.

         Such statements are subject to risks and uncertainties. We caution readers that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such forward looking statement. You should not place undue reliance on these forward-looking statements, which apply on or as of the date of this report. Certain of these risks and uncertainties are described in greater detail in the Company's Form 10-K for the year ended December 31, 2000 and the Company's Form 10-Q for the Quarter ending March 31, 2001. It should also be noted that risks described as affecting one forward-looking statement may affect other forward-looking statements. In addition, other factors may exist that are not detailed below or that are not fully known to us at this time.

Our Strategy as it Relates to our Position in 3G is in the Early Stages of Implementation and, as such, is Based on Numerous Assumptions

         We are in the early stages of executing on our strategic plan as it relates to our position in 3G. Our strategic plan involves numerous assumptions. Assumptions are forward-looking in nature and as such are inherently subject to risks and uncertainties, including the Risk Factors detailed below, which could affect our potential revenues and profitability and our ability to effectively execute our strategy. For example, in order to generate revenues and profits from sales of ASICs, we must continue to make substantial investments and technological innovations. A significant assumption in our strategic plan is that Time Division Duplex (TDD) technology will be adopted and widely used in the 3G market. If TDD is not so adopted and widely used, a significant element of our anticipated revenue may be impaired (See, "-Our Technologies May Not Be Widely Deployed"). In addition, we intend to rely on strategic partnerships to channel certain ASIC products into the marketplace. The failure or delay in entering into such relationships, either on acceptable terms or at all, could impair our ability to introduce our technology and resultant products (See, "-We Intend to Rely Heavily on Additional Relationships with Third Parties"). Other key assumptions include the availability of financial and human capital, our ability to sustain and grow our patent position in the 2G and 3G markets, and that the 3G market will develop at a time when we are prepared to enter it (See, "-We Depend on Sufficient Engineering Resources, "-The Company's Revenue in the Short and Long Term Depends Upon the Company's Success in Enforcing Patent Rights and Protecting Other Intellectual Property", and "-Our Markets are Unpredictable and Subject to Rapid Technological Change"). Should any of these assumptions fail to materialize, our ability to meet our strategic plan could be impaired.

Our Technologies May Not Be Widely Deployed

         Much of our development work is in the nature of research and therefore is subject to the risks typically associated with research activities. New technological innovations generally require a substantial investment before they are commercially viable, and we may make substantial, non-recoverable investments in new technologies that may not result in meaningful revenues. For example, in order to generate revenues and profits from sales of ASIC products, we must continue to make substantial investments and technological innovations. A significant assumption in our strategic plan is that TDD will be adopted and widely used in the 3G market. Other digital wireless technologies, particularly wireless LAN, Frequency Division Duplex (FDD) technology used in data applications and alternative forms of TDD (such as TD-SCDMA), are expected to be competitive with TDD. There can be no assurance that our technology will ultimately have market relevance, be selected by wireless service providers for their networks, or that Nokia will continue to fund our TDD development if TDD is determined to have unacceptable market risk (as well as for other reasons). If TDD is not so adopted and widely used, a significant element of our anticipated revenue may be impaired.

Our Future Operating Results are Likely to Fluctuate

         Our revenues, earnings and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. These operating results are likely to continue to fluctuate because (i) our markets are subject to increased competition from other products and technologies and announcements of new products and technologies by our competitors; (ii) it is difficult to predict the timing and amount of licensing revenue associated with past infringement and new licenses, or the timing, nature or amount of revenues associated with strategic partnerships; (iii) we may not be able to enter into additional strategic partnerships or license agreements, either at all or on acceptable terms; (iv) the strength of our patent portfolio could be weakened through patents being declared invalid, design-arounds, changes to the standards, and adverse court decisions; (v) our revenues are partially dependent on sales by our licensees which is outside of our control; and (vi) a significant portion of our revenue is generated from two companies (See, "We Currently Derive a Significant Portion of Our Revenue from Two Customers"), and the loss or significant reduction of revenue from either of such companies could cause our revenues to decrease materially. General economic and other conditions causing a downturn in the market for our products in development or technology could also adversely affect our operating results. The foregoing factors are difficult to forecast and these, as well as other factors, could harm our quarterly or annual operating results. If our operating results fail to meet the expectations of investors in any period, the market price of our common stock may decline. Nevertheless, we base our decisions regarding our operating expenses on a combination of current cash balances, anticipated revenue trends and the level of expenditures required to execute our strategic plan. Because the base level of many of our expenses is relatively fixed, a decline in revenue from a small number of customers could cause our operating results to vary from quarter to quarter and result in operating losses. In addition, increased expenses which could result from factors such as increased hiring and retention costs or actions designed to keep pace with technology and product market targets could adversely impact near-term profitability targets.

We Intend to Rely Heavily on Additional Relationships with Third Parties

         The successful execution of our strategic plan is partially dependent on the establishment and success of relationships with equipment producers and other third parties. Our plan contemplates that these third parties will give us access to production capability, markets and additional libraries of technology. Our failure to enter into such additional relationships, either on acceptable terms or at all, or our failure to successfully execute such relationships, could impair our ability to introduce portions of our technology and resulting products. In addition, delays in entering into such relationships could cause us to miss critical market windows. This, in turn, could adversely affect our future revenue streams.

We Have Substantial Global Competition

         Competition in the wireless telecommunications industry is intense. There can be no assurance that we will be able to successfully compete, or that our competitors will not develop new technologies and products that are more commercially effective than our own. We face competition from companies providing services comparable to ours. We also face competition from the in-house development teams at telecommunication equipment suppliers. Many of our competitors are substantially larger than we are, and have financial, technical, marketing, sales, and distribution resources greater than ours. In addition, our customers may face competition from other telecommunication equipment providers. It is also possible that new competitors may enter the market. These competitors may have more established relationships and distribution channels than we do. These competitors may also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. Many current and potential competitors have advantages over us, including (a) existing royalty-free cross-licenses to competing and emerging technologies; (b) longer operating histories and presence in key markets; (c) greater name recognition; (d) access to larger customer bases; and (e) greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we have. As a result of these factors, these competitors may be more successful than us.

         Our ability to derive revenues from the licensing of technology will depend in part on the successful and timely development of our technologies and in part on our ability to gain additional customers. Our competitive position could be compromised by the introduction of superior technology or our delay in (or a competitor's more timely introduction of) relevant technology.

         Finally, our principal semiconductor partner(s) must be able to provide capacity, competitively priced products, and possess adequate manufacturing and distribution networks. If costs are higher than expected or such partners are capacity limited, our direct and/or indirect market penetration could be hampered, leaving potential customers to seek alternate solutions.


We Need to Effect Further Technology & Product Development

         We may experience technical, financial or other difficulties or delays related to the further development of our technologies. Delays can be costly, and there can be no assurance that our development efforts will ultimately be successful. Further, if such engineering efforts are not successful or delays are serious, our existing and potential strategic relationships could suffer or these strategic partners could be hampered in their marketing efforts of products containing our technologies. This means that we could experience reduced royalty revenues or lower royalty revenues on such organizations' products containing our technology, or that we could miss a critical market window. Further, if we do not meet the material obligations under our existing or potential contracts with our existing or potential partners, the partner could terminate the relationship and/or seek to hold us liable for breach. Moreover, our technologies are in the development stage, and have not been fully tested in commercial use. It is possible that they may not perform as expected or may not be market relevant. In such case, our business, financial condition and operating results could be adversely affected.

Our Markets are Unpredictable and Subject to Rapid Technological Change

         We are positioning our current development projects for the yet to emerge 3G market. These projects are not suited for the 2.5G (an evolved form of the 2G market), GPRS, EDGE, or any other market which might develop after the 2G market wanes prior to the development of the 3G market. If the 3G market does not evolve, we would not be able to execute on our strategic plan, and our business, financial condition and operating results could be materially affected.

         Further, the 3G market may develop at a slower rate or pace than we expect and may be of a smaller size than we expect. For example, the potential exists for 3G preemption by the hangover of 2.5G solutions now being bought, tested and fielded. In addition, there could be fewer applications for our technology and products than we expect. Moreover, spectrum licensing unavailability or costs could also impede investment in 3G infrastructure. Many factors could affect the rate and pace of 3G market development including, but not limited to, economic conditions, customer buying patterns, timeliness of equipment development, pricing of 3G products, continued growth in telecommunications services that would be delivered on 3G devices, and availability of capital for and high cost of infrastructure improvements. Failure of the 3G market to materialize to the extent or at the rate which we expect would reduce our opportunities for sales and licensing and could materially adversely affect our business, financial condition and operating results.

         The entire communications market in which we compete is characterized by rapid technological change, frequent product introductions and evolving U.S. and non-U.S. industry standards. Existing technology and products become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. As a result, marketability and the potential life cycles of the products and technologies that we are developing cannot be assured and are difficult to estimate. In addition, new industry standards, falling prices or technology changes may render the products and/or technologies obsolete or non-competitive. To be successful, we must continue to develop new products and technologies that successfully respond to such changes. We may not be able to form strategic relationships, either at all or on acceptable terms, to enable us to develop such new products and technologies. Even if we do, we may not be able to introduce such products or technologies successfully in a timely manner. Missing a critical market window could reduce or eliminate our ability to capitalize on the technology and products as to which the window applies.

         Our future success will depend on our ability to continue to develop and introduce new products, technology and enhancements on a timely basis. Our future success will also depend on our ability to keep pace with technological developments, satisfy varying customer requirements, price our products competitively and achieve market acceptance. The introduction of products embodying new technologies and the emergence of new industry standards could render our products and technology currently under development obsolete and unmarketable. If we fail to anticipate or respond adequately to technological developments or customer requirements, or experience any significant delays in development, introduction or shipment of our products and technology in commercial quantities, our competitive position could be damaged.

         These efforts will require continued significant investment in research and development. We cannot be sure that we will have sufficient resources to make such investments, that we will be able to make the technological advances necessary to achieve these goals, or that the costs of the acquired efforts will be acceptable. Our business, financial condition and operating results could be materially adversely affected if we are unable to respond to the need for technological change or if these products or technologies do not achieve market acceptance when released.

We Currently Derive a Significant Portion of Our Revenue from Two Customers. The Loss of Either One of These Customers Could Reduce Our Revenues and Could Harm Our Ability to Achieve or Sustain Acceptable Levels of Profitability.

         Revenues attributable to Nokia Corporation, a strategic engineering partner, and Sharp Corporation, one of our TDMA patent licensees, comprised approximately 63% of total revenue in 2000. The loss of either one of these customers or the delay or reduction in receipt of revenues from either of these customers would reduce our revenues and cash flow and could harm our ability to achieve or sustain acceptable levels of profitability.

We Rely On and May Be Unable to Adequately Enforce Our Intellectual Property Rights

         Our business opportunities substantially depend upon the development of know-how and patent inventions. To protect these rights, we rely primarily on a combination of patent laws, confidentiality agreements with employees and third parties, and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our technology and information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts into which we have entered. We may not have adequate remedies in the event of such breach. Further, there can be no assurance that the pending patent applications will be granted, or that our existing or new patents will provide adequate protection or coverage.

         In addition, the cost of defending our intellectual property has been and may continue to be significant. Litigation may be required to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. As a result of any such litigation, we could lose our proprietary rights or incur substantial unexpected operating costs. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention which, in turn, could negatively impact our results of operations. Moreover, third parties could circumvent the patents held by our wholly-owned subsidiary, ITC, through design changes. Any of these events could adversely affect our prospects for realizing future income.

         From time to time, certain companies may also assert that their patent, copyright and other intellectual property rights are also important to the industry or to us. In that regard, from time to time third parties provide us with copies of their patents relating to digital wireless technologies and offer licenses to such technologies. We in turn evaluate such patents and the advisability of obtaining such licenses. If any of our products were found to infringe on protected technology, we could be required to redesign such products, license such technology, and/or pay damages to the infringed party. If we are unable to license protected technology used in our products and/or if we cannot economically redesign such products, we could be prohibited from marketing such products. In such case, our prospects for realizing future income could be adversely affected.

Our Revenue in the Short and Long Term Depends Upon our Success in Enforcing Patent Rights and Protecting Other Intellectual Property

         Our strategic plan depends, in the short term, upon our ability to generate patent licensing revenue related to the sale by third parties of handsets and infrastructure compliant with the TDMA digital cellular standards in use today, among them GSM, IS-54/136 and PDC (2G products). Our ability to collect such revenue is subject to a number of risks. First, major telecommunications equipment manufacturers have challenged, and we expect will continue to challenge, the validity of the ITC patents. In some instances, certain of ITC's patent claims have been declared invalid or substantially narrowed. While ITC continues to maintain a world-wide portfolio of patents that it believes are valid and infringed, and while we intend to vigorously defend and enforce such patents, we cannot assure that the validity of our patents will be maintained or that any of our key patents will be determined to be applicable to any 2G or 3G product. Any significant adverse finding as to the validity or scope of ITC's key patents could result in the loss of patent licensing revenue from existing licensees and could substantially impair our ability to secure new patent licensing arrangements.

         Second, we are currently engaged in a significant patent infringement litigation with Ericsson, Inc. over certain of the ITC patents. During the course of this litigation (or a future yet unidentified and unfiled litigation, should such litigation arise), certain of ITC's key patents could be found to be invalid or not infringed. Any such adverse finding as to the validity or scope of ITC's key patents could result in the loss of patent licensing revenue from existing licensees and could substantially impair our ability to secure new patent licensing arrangements.

         In the long term, our strategic plan depends upon our ability to generate patent licensing revenue from the sale by third parties of products compliant with the standards adopted for 3G (3G Products). Our ability to generate such revenue is subject to certain risks. First, many of the inventions which we believe will be employed in 3G Products are the subject of patent applications which have not yet been issued by the relevant patent reviewing authorities. While we intend to vigorously prosecute such patents, we cannot assure that these patent applications will be granted and that the resulting patents will be infringed by 3G Products. Second, we expect that the validity of our patents will be challenged, and that we will be required to enforce our patents against parties that refuse to take a license under our patents. While we intend to vigorously defend and enforce our patents, we cannot assure that the validity of our patents will be maintained or that any of our patents will be determined to be applicable to any 3G Product.

Our License Agreements Contain Provisions which Could Impair Our Ability to Realize Licensing Revenues

         Certain of our licenses contain "most favored nations" and other provisions, applied on a going forward basis only, which could, in certain events, cause the licensee's obligation to pay royalties to us to be reduced, terminated or suspended for an indefinite period, with or without the accrual of the royalty obligation. In addition, certain of our licensees had, in the past, stated, among other things, that the outcome of a prior litigation over ITC's patents materially impacted the royalties due under their license agreements. While we believe that these positions have been meritless, similar positions could be asserted in the event that a licensee's obligation to pay royalties to us in the future is either terminated or indefinitely suspended or in the event that ITC's patents are held invalid or unenforceable or this position could be found to have merit. Such positions taken could interfere with ITC's ability to secure new licenses or to generate recurring licensing revenue under the existing agreements. In addition, ITC may have to incur expenses and suffer further delays to mediate, arbitrate and/or litigate such assertions, with no assurance of ultimate success. ITC's licensing opportunities are also affected by the increasing concentration of the wireless industry, particularly as to infrastructure, which results in a substantial portion of the licensing opportunities being concentrated in a small number of non-licensed manufacturers, many of whom are generally opposing the validity of ITC's patents in multiple forums. In such cases, our operating results and revenues could be adversely affected.

We Depend on Sufficient Engineering Resources

         Competition for qualified and talented individuals with engineering experience in emerging technologies, like Wideband CDMA, is intense. Further, none of the persons that we currently employ are parties to agreements that require them to provide services to us for a minimum period of time. Our success and ability to enter into additional strategic or other relationships may depend on our ability to attract and retain a significant number of talented and qualified technical personnel; and there can be no assurance that we will be able to do so. The failure to attract and retain highly qualified personnel could interfere with our ability to undertake additional technology and product development efforts as well as our ability to meet our strategic objectives.

Analyst and Market Predictions are Forward-Looking in Nature

         Our market predictions, as well as analyst, industry observer and expert predictions described herein are forward looking in nature and, as such, are inherently subject to risks and uncertainties. Many factors could affect these predictions including, but not limited to, the validity of their and our assumptions, economic conditions, customer buying patterns, timeliness of equipment development, pricing of 3G products, continued growth in telecommunications services that would be delivered on 3G devices, and availability of capital for infrastructure improvements. Also, the 3G market may not develop at the rate or pace that we or they predict.

If Wireless Handsets Pose Health and Safety Risks, Demand for Our Products in Development and Those of Our Licensees and Customers Could Decrease

         Media reports and certain studies have suggested that radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. If concerns over radio frequency emissions grow, this could have the effect of discouraging the use of wireless handsets, which would decrease demand for our products and those of our licensees and customers. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could reduce demand for our products in development and those of our licensees and customers.

We Face Risks From Doing Business in Global Markets

         A significant part of our strategy involves our continued pursuit of growth opportunities in a number of international markets. In doing so, we are subject to the effects of government regulations, tariffs and other applicable trade barriers, currency control regulations, political instability, potentially adverse tax consequences, inability to enforce contractual commitments abroad, and general delays in remittance and difficulties of collecting non-U.S. payments, among other things. We are also subject to risks specific to the individual countries in which our customers, our licensees and we do business.

We Face Risks From Changing Global Economic Conditions

         We and our customers face risks from economic conditions generally which affect, among other things, the ability and willingness of companies to invest in technological and product development, our need for working capital, and our revenue recognition.

Our Stock Price is Volatile

         Historically, market prices for securities of companies involved in the wireless telecommunications industry have been volatile. In addition, market prices for the Common Stock have historically been particularly volatile due, in part, to the Company's history of quarterly fluctuations of revenues and operating results. Announcements of, among other things, technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary technologies, results of patent enforcement activities, regulatory developments in both the United States and other countries, and global and national economic and political factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock held by each Selling Shareholder and the number of shares of Common Stock offered by each Selling Shareholder under this Prospectus.

         Although none of the Selling Shareholders have advised the Company that they currently intend to sell all or any of the Shares pursuant to this Prospectus, the Selling Shareholders may choose to sell the Shares from time to time. See "Plan of Distribution."

                                    Number of Shares                                              Number of Shares
Name of                             Beneficially Owned                   Number of                Beneficially Owned
Selling Shareholder                 Prior to Offering (1)(2)(3)          Shares Offered           After Offering (1)(2)(3)
-------------------                 ---------------------------         --------------            ------------------------
Lisa Axt Alexander (4)                    19,958                              5,833                      14,125
Donald M. Boles (4)                       36,129                             10,787                      25,342
D. Ridgely Bolgiano (5)                  384,201                             11,124                     373,077
Anthony Bowden (4)                        39,926                              7,333                      32,593
Loretta P. Brehony (4)                    35,327                              8,108                      27,219
Harry G. Campagna (5)                    845,725                             40,000                     805,725
Steven T. Clontz (5)                     125,448                             12,000                     113,448
Joseph S. Colson, Jr. (5)                155,523                             17,000                     138,523
Stephen G. Dick (4)                       54,037                              9,537                      44,500
Richard J. Fagan (5)                     113,995                             17,355                      96,640
Mark Gercenstein (5)                      29,154                                -0-                      29,154
Joseph H. Gifford (4)                    110,674                                674                     110,000
Howard E. Goldberg (5)                   345,522                             25,623                     319,899
Gary D. Isaacs (4)                        35,470                              9,137                      26,333
John Kaewell (4)                         189,753                             16,392                     173,361
Brian G. Kiernan (5)                     303,135                             15,428                     287,707
Michael J. Koch (4)                       35,038                              7,733                      27,305
Mark A. Lemmo (5)                        233,385                             20,239                     213,146
Dolores A. McFadden (4)                   14,230                              4,400                       9,830
William J. Merritt (5)                   155,424                             17,361                     138,063
William C. Miller (4)                     16,515                                683                      15,832
James J. Nolan (4)                        44,033                              6,800                      37,233
Fatih M. Ozluturk (4)                    135,987                             10,254                     125,733
Michael Regensburg (4)                   103,194                              9,988                      93,206
Robert S. Roath (5)                      216,306                             12,000                     204,306
Jane S. Schultz (4)                       19,580                              6,000                      13,580
Stephen E. Terry (4)                      25,875                              9,000                      16,875
Charles (Rip) Tilden (5)                 185,263                             18,320                     166,943
John A. Tirella (4)                       61,104                              9,800                      51,304
Mirka Walczak (4)                         28,778                              6,467                      22,311

(1) Includes the following number of shares of Common Stock which may be acquired by the persons and group identified in the table (or members of the immediate family or other persons or entities affiliated with such persons or member of such group), through the exercise of options or warrants which were exercisable as of April 6, 2001 or June 1, 2001, as the case may be, or will become exercisable within 60 days of such date: Ms. Alexander, 14,125; Mr. Boles, 25,000; Mr. Bolgiano, 273,050; Mr. Bowden, 30,205, Ms. Brehony, 26,000; Mr. Campagna, 770,725; Mr. Clontz, 98,448; Mr. Colson, 123,248; Mr.
    Dick, 44,500; Mr. Fagan, 92,485; Mr. Gercenstein, 21,154; Mr. Gifford, 75,000; Mr. Goldberg, 313,000; Mr. Isaacs, 25,333; Mr. Kaewell, 154,083; Mr.
    Kiernan, 261,207; Mr. Koch, 24,205; Mr. Lemmo, 205,000; Ms. McFadden, 9,830;
    Mr. Merritt, 130,499; Mr. Miller, 15,332; Mr. Nolan, 33,455; Mr. Ozluturk, 122,082; Mr. Regensburg, 85,275; Mr. Roath, 174,190; Ms. Schultz, 13,580;
    Mr. Terry, 16,875; Mr. Tilden, 159,500; Mr. Tirella, 46,666; Ms. Walczak, 21,875; all directors and executive officers as a group 2,156,299.

(2) Does not include ownership of RSUs which constitute rights to receive Common Stock under the Company's 1999 Restricted Stock Plan at a future date. Such RSUs are forfeitable, do not have voting rights and are not deemed to be outstanding shares. Ownership of RSUs by the named beneficial owners at April 6, 2001 or June 1, 2001, as the case may be, is as follows: Ms. Alexander, 5,833; Mr. Boles, 9,333; Mr. Bolgiano, 9,583; Mr. Bowden, 7,333, Ms. Brehony, 7,000; Mr. Campagna, 180,000; Mr. Clontz, 12,000; Mr. Colson, 12,000; Mr. Dick, 8,223; Mr. Fagan, 15,000; Mr. Gercenstein, 5,000; Mr.
    Gifford, -0-; Mr. Goldberg, 20,000; Mr. Isaacs, 8,167; Mr. Kaewell, 14,167; Mr. Kiernan, 13,333; Mr. Koch, 7,733; Mr. Lemmo, 17,500; Ms. McFadden, 4,400; Mr. Merritt, 15,000; Mr. Miller, -0-; Mr. Nolan, 6,800; Mr. Ozluturk, 8,667; Mr. Regensburg, 8,467; Mr. Roath, 32,000; Ms. Schultz, 6,000; Mr.
    Terry, 9,000; Mr. Tilden, 15,833; Mr. Tirella, 8,443; Ms. Walczak, 6,467.

(3) Certain of these shares are held jointly with the Selling Shareholder's spouse.

(4) As of June 1, 2001.

(5) As of April 6, 2001.

                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees, pledgees or other transferees selling shares received from a named Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders

         The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such brokers-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Shareholder that a donee, pledgee or other transferee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                  LEGAL MATTERS

         The validity of the Common Stock registered hereunder has been passed upon for the Company by William J. Merritt, Esq., 781 Third Avenue, King of Prussia, Pennsylvania 19406. Mr. Merritt is General Counsel, Executive Vice President and Secretary of the Company, and Mr. Merritt owns 23,714 shares of Common Stock, options to purchase 203,000 shares of Common Stock, and restricted stock units for 15,000 shares of Common Stock.

                                     EXPERTS

         The financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein upon the authority of said firm as experts in giving said reports.

              INDEMNIFICATION AND SEC'S POSITION ON ENFORCEABILITY

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") and the Company's By-Laws provide for indemnification of the Company's directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Company may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Company, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Company's request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.

         As permitted under the BCL, the Company's By-Laws provide that the Company shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Company, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Company's request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness.

         You should rely only on the information incorporated by reference or provided in this Prospectus. The Company has not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus.



                                   Prospectus

                     INTERDIGITAL COMMUNICATIONS CORPORATION

                                 345,376 shares

                                  COMMON STOCK



                    ----------------------------------------

                                  June 15, 2001

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Company's 1999 Restricted Stock Plan as specified by Rule 428(b)(1). Such documents are not being filed with the SEC, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated.) Requests should be directed to InterDigital Communications Corporation, 781 Third Avenue, King of Prussia, Pennsylvania 19406, Attention: General Counsel; telephone number (610) 878-7800.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents which have been filed by the Company with the SEC are incorporated by reference into this Registration Statement:

         (a) Our Annual Report on Form 10-K for the year ended December 31,
2000;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

         (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the SEC on April 25, 2000, together with Amendment No. 1 on Form 8-A/A filed with the SEC on May 2, 2000, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The Common Stock and rights to purchase Series B Junior Participating Preferred Stock are registered under the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the Common Stock registered hereunder has been passed upon for the Company by William J. Merritt, Esq., 781 Third Avenue, King of Prussia, Pennsylvania 19406. Mr. Merritt is General Counsel, Executive Vice President and Secretary of the Company, and Mr. Merritt owns 23,714 shares of Common Stock, options to purchase 203,000 shares of Common Stock, and restricted stock units for 15,000 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

         Sections 1741-1750 of the BCL and the Company's By-Laws provide for indemnification of the Company's directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Company may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Company, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Company's request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. As permitted under the BCL, the Company's By-Laws provide that the Company shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Company, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Company's request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness.

Item 7.  Exemption from Registration Claimed.

         The restricted securities being reoffered or resold pursuant to this Registration Statement were issued and sold by the Company to the selling shareholders in reliance upon the exemption from registration contained in
Section 4(2) of the Securities Act. Each of the selling shareholders: (i) is a director, executive officer, or other officer or management employee of the Company, and as such had a preexisting business relationship with the registrant, (ii) is familiar with the business and financial affairs of the Company, and (iii) acquired the restricted securities for investment without a view to distribution absent registration or an exemption therefrom.

Item 8.  Exhibits.

     Exhibit No.      Description
     -----------      -----------
        4.1           1999 Restricted Stock Plan, as amended to date.

        5             Opinion of William J. Merritt, Esquire

       23.1           Consent of Independent Public Accountants

       23.2           Consent of William J. Merritt, Esquire (Included in
                      Exhibit 5)

       24             Power of Attorney (See Signature Page at pages II-5, II-6)

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on June 15, 2001.

                      INTERDIGITAL COMMUNICATIONS CORPORATION


                      By: /s/  Howard E. Goldberg
                          ----------------------------------------------------
                          Howard E. Goldberg, Chief Executive Officer,
                          the principal executive officer



                      By: /s/ Richard J. Fagan
                          ----------------------------------------------------
                          Richard J. Fagan, Executive Vice President and
                          Chief Financial Officer, principal financial officer and principal accounting officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Howard E. Goldberg and William J. Merritt, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  June 15, 2001              /s/ Harry G. Campagna
                                 -----------------------------------------------
                                 Harry G. Campagna, Chairman of the Board

Date:  June 15, 2001              /s/ Howard E. Goldberg
                                 -----------------------------------------------
                                 Howard E. Goldberg, Chief Executive Officer and Director

Date:  June 15, 2001             /s/ D. Ridgely Bolgiano
                                 -----------------------------------------------
                                 D. Ridgely Bolgiano, Director


Date:  June 15, 2001             /s/ Steven T. Clontz
                                 -----------------------------------------------
                                 Steven T. Clontz, Director


Date:  June 15, 2001             /s/ Joseph S. Colson, Jr.
                                 -----------------------------------------------
                                 Joseph S. Colson, Jr., Director


Date:  June 15, 2001             /s/ Robert S. Roath
                                 -----------------------------------------------
                                 Robert S. Roath, Director

                                  EXHIBIT INDEX

  Exhibit No.

      4.1                  1999 Restricted Stock Plan, as amended to date

        5                  Opinion of William J. Merritt, Esquire

     23.1                  Consent of Arthur Andersen LLP